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                                                                    EXHIBIT 23.3

                         CONSENT OF INDEPENDENT AUDITOR


I consent to the use in the Form S-11 Registration Statement under the Securities Act of 1933, filed by ABIC Realty Fund I, L.P., of my report dated June 6, 2002, of the balance sheet of ABIC Realty Fund I, L.P. as of June 6, 2002, and the related Statement of Changes in Partner's Capital of ABIC Realty Fund I, L.P. from the period from formation on May 17, 2002, through June 6, 2002, and to the use of my name appearing under the heading "Experts" in the Form S-11.


/s/ Tyson Hopkins

Tyson Hopkins
Certified Public Accountant

Oklahoma City, Oklahoma
June 6, 2002